UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: March 14, 2019
(Date of earliest event reported)
Hornbeck Offshore Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)
(985) 727-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2019 Form of Long-Term Incentive Award Agreements

On March 14, 2019, the Compensation Committee of the Board of Directors of Hornbeck Offshore Services, Inc. (the “Company”) approved the form of Stock Appreciation Rights Award agreement under which stock appreciation rights may be granted under the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (as may be amended from time to time). The form of Stock Appreciation Awards Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Employment Agreement Amendment.
On March 14, 2019, the Compensation Committee of the Board of Directors of the Company approved amendments to be made to each named executive officer’s employment agreement. Such amendments will amend the employment agreements to specify the terms and conditions of the bonuses to be paid to the named executive officers for 2019, as further described below.
Pursuant to the Employment Agreement Amendments, each of the Company’s named executive officers will be eligible to earn a bonus (“Quarterly Performance Incentive”) for each quarter during 2019 (each such quarter, a “Performance Period”). The potential amount payable upon the achievement of the Quarterly Threshold, Target and Maximum Performance Goals (as such terms are defined in the Employment Agreement Amendment) is based on a given participant’s individual target Quarterly Performance Incentive, which is set forth in Appendix A to each participant’s employment agreement, as previously amended and as amended by the Employment Agreement Amendment. The target Quarterly Performance Incentive for each of the Company’s named executive officers is 25% of base salary (for an aggregate annual target of 100% of base salary). The Quarterly Performance Incentive will be based equally on achieving specified safety goals and revenue goals (the “Performance Goals”). Achievement of the Performance Goals will be calculated on the basis of straight-line interpolation between the Quarterly Threshold and Target levels for each of the first three Performance Periods. In addition, performance against the Performance Goals will be measured on a cumulative basis for all of 2019 (the "Annual Performance Incentive"). To the extent that the Company’s annual performance yields an Annual Performance Incentive payment greater than the aggregate payments made to a named executive officer for the individual Performance Periods, the named executive officer will receive a “catch up” payment for the final Performance Period, which will be based on linear interpolation for performance falling between Threshold and Target or Target and Maximum levels, as applicable. The cumulative maximum Annual Performance Incentive that could be achieved for each of the Company's named executive officers is 200% of base salary. The named executive officer will be eligible to receive the Quarterly Performance Incentive or Annual Performance Incentive, as applicable, only if employment is continuous through the end of the applicable Performance Period; provided that, in the event employment of the named executive officer has terminated during the applicable Performance Period due to death, permanent disability, termination by the Company for other than good cause, or in certain circumstances following a change in control, a pro rata portion of the Quarterly Performance Incentive or Annual Performance Incentive, as applicable, will be paid.
In addition to the Quarterly Performance Incentive, each named executive officer will receive a cash bonus equal to 100% of the applicable named executive officer’s base salary (the “additional bonus”). The additional bonus will be paid on or about March 15, 2019. Each named executive officer is required to repay 100% of the after-tax value of his additional bonus if his employment is terminated before the one-year anniversary of the payment date of such bonus for any reason other than (i) by the Company without good cause (as defined in the executive’s employment agreement), (ii) a constructive termination, as described under the executive’s change in control agreement or employment agreement (as applicable) or (iii) upon the death or permanent disability of the executive.
Item 9.01 – Financial Statements and Exhibits
(d) Exhibits.

10.1	Form of Stock Appreciation Rights Award Agreement for Executive Officers (Time Vesting)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: March 14, 2019	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

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